SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]          Preliminary Proxy Statement
[  ]          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]          Definitive Proxy Statement
[X]         Definitive Additional Materials
[  ]          Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1)  Title of each class of securities to which transaction applies:
           2)  Aggregate number of securities to which transaction applies:
           3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           4) Proposed maximum aggregate value of transaction: $0.00
           5) Total fee paid: $0.00

[  ]       Fee paid previously with preliminary materials.
[  ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1) Amount Previously Paid:
           2) Form, Schedule or Registration Statement No.:
           3) Filing Party:
           4) Dated Filed:

July 10, 2020

[rep name]
[rep company]
[rep address]
[city], [state] [zip code]

Re:
WNC Housing Tax Credit Fund VI, L.P., Series 13, a California limited partnership

(the “Partnership”)

Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF613.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated July 10, 2020 (the “Solicitation”) was sent to your client(s) and other limited partners in the Partnership (the “Limited Partners”) in regard to a proposal (the “Proposal”) to sell the Partnership’s last investment asset: Crestview Housing Limited Partnership, a Montana limited partnership (Crestview Housing Limited Partnership is referred to below as “CHLP”, the Partnership’s interest therein is referred to below as the “Local Limited Partnership Interest,” the real property of the Local Limited Partnership is referred to below as the “Apartment Complex,” and the general partners of the Local Limited Partnership are referred to as “CHLP Local General Partners.”)

CHLP is the last investment asset of the Partnership. On such date as CHLP is sold, the Partnership would be dissolved (the “Dissolution”). Upon Dissolution, the Partnership would be wound up, and thereafter the Partnership would be terminated and cease to exist (the “Termination”).

The managing general partner of the Partnership (the “MGP”) is recommending the Proposal. Reasons for the recommendation include:

●
The sale of CHLP or the Dissolution may allow Limited Partners to use their unused passive losses.
●
The Dissolution and Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership. Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns. That may require individuals to incur tax return preparation costs they would not otherwise have to incur.
●
The CHLP Apartment Complex no longer produces tax credits, which was a principal benefit of investing in the Local Limited Partnership. CHLP is the last remaining Local Limited Partnership.
●
A third party opinion of value of the CHLP Apartment Complex as set forth in the most recent appraisal is described in the Solicitation. That Apartment Complex is considered to be significantly underwater.
●
Under the terms of the CHLP governing partnership agreement, the CHLP Local General Partner holds a right of first refusal to purchase the Local Limited Partnership Interest.
●
The Partnership does not have enough cash to pay all of its obligations, including obligations owed to the MGP. The Partnership has no source of cash to pay its expenses, except for the annual reporting fee and/or distributions it might receive from CHLP. CHLP is required to pay an annual reporting fee and annual distributions to the Partnership pursuant to the CHLP governing partnership agreement; this amount has ranged between $1,300 and $1,400 in recent years. Accordingly, this has not been a source of material amounts of cash for the Partnership. Rather, the Partnership is dependent on the willingness of the MGP to continue to defer payment of amounts due to the MGP. Once the Partnership’s cash on hand is depleted, the Partnership would have to seek loans from the MGP to fund the payment of Partnership expenses. The Partnership’s accrued and current expenses are set forth in “FINANCIAL INFORMATION - Selected Financial Data” and Exhibit B in the Solicitation.
●
The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership LPA does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of the CHLP Local Limited Partnership to generate any additional economic benefit from future tax credits.
●
The CHLP Apartment Complex is aging and the need for capital improvements and upgrades exists or may arise.
●
Maintenance and administrative expenses associated with an aging Apartment Complex may increase.

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

If you have any questions please contact Investor Services by phone 1-714-662-5565 Ext. 600 or email at investorservices@wncinc.com.

Best regards,

Emmet Hargrave
Vice President Fund Management

CLIENT LIST: [client names]